Exhibit 10.01

AGREEMENT TO SELL AND PURCHASE

REAL PROPERTY BY AND BETWEEN:

JACLYN, INC.

AND

5801 JEFFERSON STREET, LLC

Counsel to Seller:

Philip D. Neuer, Esq.
Philip D. Neuer, P.C.
1875 McCarter Highway
Newark, New Jersey 07104
Telephone Number (973) 482-0840
Facsimile Number (973) 482-0087
E-Mail “pdn@neuerlaw.com”and “pdneuer@aol.com”

Counsel to Purchaser:

J. Alvaro Alonso, Esq.
Alonso & Navarrete, LLC
6121 Kennedy Boulevard
North Bergen, NJ 07047
Telephone Number (201) 295-9977
Facsimile Number (201) 295-9565
E-Mail “aalonsoesq@aol.com”

INDEX

Heading	Page
RECITALS	1
1.	CONDITIONS OF CLOSING
1.01.	Closing of Title	1-2
1.02.	Purchase Price	2
1.02.1	Mortgage Contingency	2-3
1.03.	Apportionment of Taxes, Rents and Charges	3
1.04.	Realty Transfer Fee	3
1.05.	Possession	3-4
1.06.	Intentionally Omitted	4
1.07.	Seller's Warranties	4-5
1.08.	Conditions Precedent: ISRA Compliance	5-7
1.09	Due Diligence	7-8
1.10.	Purchaser's Representation	7-8
2.	TITLE AND CONDITION OF PREMISES
2.01.	State of Title	8-9
2.02.	Objections to Title	9
2.03.	Assessments	9
2.04	Condition of Premises	10
2.05	Acceptance of the Deed	10
3.	MISCELLANEOUS PROVISIONS RELATING TO CLOSING
3.01.	Risk of Loss	10
3.02.	Intentionally Omitted	10
3.03.	Brokers	10
3.04.	Condemnation	10
3.05.	Service Contracts	11
4.	MISCELLANEOUS
5.	DEFAULTS
5.01.	Default by Purchaser	13
5.02.	Default by Seller	13
5.03.	Remedies	13-14

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION	PAGE
"A"	Seller's Closing Documents	1
"B"	List of Tenancies	3

        This agreement (the “Agreement”) is made as of the 15th day of June, 2007, by and between JACLYN, Inc., located at 5801 Jefferson Street, West New York, New Jersey 07093 (“Seller”); and 5801 JEFFERSON STREET, LLC, located at 224 61st Street, West New York, New Jersey 07093 (“Purchaser”).

         RECITALS

                   A.              Seller desires to sell and Purchaser desires to purchase all those certain lots, parcels or tracts of land (the “Property”), together with all improvements (the “Improvements”) to the Property which is commonly known as 5801-5802 Jefferson Street and 5901-5905 Jefferson Street and 5814-5816 Jefferson Street and 5808-5814 Washington Street, West New York (Hudson County), New Jersey, being known and designated as Lots 4 and 5 in Block 130, Lot 13 in Block 133 and Lot 2-01 in Block 129 on the official municipal tax maps (if there are any discrepancies between the street addresses and the tax map references, then the tax map references shall control) (the Property and the Improvements are referred to, collectively as the “Premises”) upon the terms and conditions set forth in this Agreement.

                   B.        For good and valuable consideration, the receipt and the sufficiency of which are acknowledged by both parties, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the Premises upon the following terms and conditions:

1.	CONDITIONS OF CLOSING.

                 1.01.        Closing of Title.    The closing of title to the Premises shall be held on or before October 15, 2007, TIME BEING OF THE ESSENCE, subject to the Purchaser obtaining all final non-appealable approvals, at the office of Purchaser or Purchaser’s attorney or at any location in Hudson, Bergen or Essex County, New Jersey designated by Purchaser. At the closing of title, Seller shall deliver the documents which are identified on EXHIBIT “A” which is attached to and made part of this Agreement. The original of each document identified shall be fully executed and where required, shall be acknowledged and in proper form for recording. The Closing Date may be extended only under the following circumstances:

(a)

Purchaser may elect to extend the Closing Date until February 15, 2008, TIME BEING OF THE ESSENCE (the ‘First Extended Closing Date’) upon Purchaser issuing to Seller written notice of such election not less than thirty (30) days prior to the Closing Date, which notice shall constitute Purchaser’s authorization to Seller and Seller’s attorney to remove from the Deposit the sum of One Hundred Fifty Thousand ($150,000) Dollars, which shall constitute a non-refundable payment to Seller which shall be either retained by Seller if this transaction does not close for any reason other than the willful default of Seller or credited against the Purchase Price at the time of closing. The Deposit shall then consist of Three Hundred Fifty Thousand ($350,000) Dollars.

(b)

Purchaser may elect to extend the Closing Date until June 15, 2008, TIME BEING OF THE ESSENCE (the ‘Final Extended Closing Date’) upon Purchaser issuing to Seller written notice of such election not less than thirty (30) days prior to the Closing Date, which notice shall constitute Purchaser’s authorization to Seller and Seller’s attorney to remove from the Deposit the sum of One Hundred Fifty Thousand ($150,000) Dollars, which shall constitute a non-refundable payment to Seller which shall be either retained by Seller if this transaction does not close for any reason other than the willful default of Seller or credited against the Purchase Price at the time of closing. The Deposit shall then consist of Two Hundred Thousand ($200,000) Dollars. The Closing Date may not be extended further.

                   1.02.          Purchase Price.    The purchase price at the closing of title shall be Eight Million Dollars ($8,000,000), payable as follows:

                   (a)        $250,000 upon execution of this Agreement (the “Initial Deposit”), by bank cashier’s check, certified check or wire transfer, and $250,000 on or before July 16, 2007 (the “Supplemental Deposit”) (the Initial Deposit and Supplemental Deposit are referred to, collectively, as the “Deposit”). The Deposit is to be held in escrow by Seller’s attorney until closing of title. This sum shall be held in an interest bearing bank account or accounts with all interest to follow the Deposit. If Purchaser terminates this agreement for any permitted reason, then in each such event the Deposit and all the accrued interest shall be refunded to Purchaser. If this transaction proceeds to closing, then the Deposit, exclusive of the interest, shall be credited to Purchaser.

                   (b)        $7,500,000 upon the delivery of deed, in cash or by bank cashier’s check, certified check, or wire transfer.

                   1.02.1        Mortgage Contingency.    Closing of title shall be subject to and contingent upon the Purchaser obtaining an acquisition and construction loan commitment. The acquisition loan portion of this contingency shall be deemed satisfied by the issuance of a commitment for fifty (50%) percent of more of the Purchase Price and the construction loan portion of this contingency shall be deemed satisfied by the issuance of a commitment for eighty (80%) percent or more of the budgeted costs of construction, less a ten (10%) percent retainage. Interest at prevailing rates plus not more than three (3) “points” shall satisfy this contingency. There is no condition as to the term of the loan. If the lender requests the personal guarantee of Roland Cribeiro or any other principals of the purchaser or some or all of them (the “Guarantors”), then the Guarantors shall agree to provide their guarantees.

                   1.03.          Apportionment of Taxes, Rents and Charges.    All real estate taxes, water and sewer rents and charges, utility charges, fuel charges, rents, security deposits and other customary adjustments shall be apportioned as of the date of closing of title.

                   1.04.         Realty Transfer Fee.    The Realty Transfer Fee shall be paid by the Seller at the time the deed is submitted for recording. Purchaser shall pay the “Mansion Tax” at the time the deed is submitted for recording.

                   1.05.         Possession.    Upon closing of title, possession of the Premises shall be given to Purchaser subject to those leaseholds, tenancies, and occupancies as set forth on Exhibit

“B” which is attached to and made part of this Agreement. With respect to those tenancies, Seller represents that:

                    (a)        The lease entered into with Stylecrest Frabrics, Ltd (“Stylecrest”) is currently scheduled to expire on April 30, 2013. Paragraph 19(a) provides in relevant part that the lease can be terminated upon no less than six months written notice after August 1, 2007 in the event that a contract of sale has been consummated. Paragraph 19(a) further provides that Stylecrest shall receive free occupancy for a period of time to be determined based on the date that the termination notice is given. Seller shall give the tenant written notice of termination within five (5) days following Purchaser obtaining a final approval vote for its application for development. Seller shall give the Purchaser a credit in the amount equal to the remaining term of the free occupancy period to the extent that closing of title shall take place prior to Stylecrest vacating the premises.

                   (b)        The original lease entered into with On the Mark, Inc. (Mark) expired without Mark exercising its option to renew. However, the lease has been extended through December 31, 2008 provided that the lease term could be terminated with four months written notice as set forth in a letter dated January 3, 2007. Seller represents that Mark has accepted the terms of the extension as set forth herein. Seller shall give the required four months written notice terminating the lease within five (5) days following Purchaser obtaining a final approval vote for its application for development.

                   (c)        The lease entered into with Pisces Sports, Inc (Pisces) is scheduled to expire on July 31, 2007. Seller represents that Pisces has not exercised its option to renew the lease pursuant to paragraph 10 of that lease. In any event, Seller shall give the tenant the required six month written notice terminating the lease five (5) days following Purchaser obtaining a final approval vote for its application for development. The notice shall provide that any exercise of the option prior to the July 31, 2007 lease expiration date will be subject to the termination notice.

                   (d)        Seller shall simultaneously serve upon counsel to the Purchaser a copy of all termination notices referred to in subparagraphs (a), (b), and (c). Seller shall commence and prosecute any and all eviction actions against any tenant(s) that does not vacate the Premises pursuant to the termination notices. Purchaser shall assume Seller’s position in each such eviction action which is not concluded by the Closing Date, as the same may be extended. Seller shall not extend the term of any lease with any tenant without the expressed written consent of the Purchaser.

                   (e)        Seller represents that the remainder of the Premises shall be delivered vacant and free of any tenancies, debris, machinery, or other personal property whatsoever. Other than the tenants referred to in this paragraph, there are no other tenants, approved subtenants, lessees, or approved sublessees located in the Premises. Seller represents that, other then as stated above, no tenant, subtenant, lessee, sublessee, or other third party has an option to renew any tenancy, a right of first refusal or option to purchase to the Premises other than as stated above.

                   1.06.       Intentionally Omitted.

                   1.07.        Seller’s Warranties.    Seller warrants and represents to Purchaser, knowing that Purchaser shall rely on each such warranty and representation in consummating this transaction, and all of which shall be restated at closing that:

                          (a)        Seller has the legal right, power and authority to enter into this agreement and to consummate the transaction or transactions contemplated in this agreement. The execution, delivery and performance of this agreement have been duly authorized and no other action is requisite to the valid and binding execution, delivery and performance of this agreement.

                          (b)        Seller is a corporation of the State of Delaware in good standing and that its corporate charter has not been revoked or suspended.

                          (c)        Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code.

                          (d)        Seller has neither knowledge nor notice of any pending or threatened proceedings at law or in equity before any court, grand jury, administrative agency or other investigative body, or governmental department, commission, board, agency, bureau or instrumentality of any kind pending or, to the best of Seller’s knowledge, threatened against or affecting Seller or the Premises that (i) involve the validity of enforceability of this Agreement of any other instrument or document to be delivered by Seller pursuant hereto, (ii) enjoin or prevent or threaten to enjoin or prevent the proposed Project or the performance of Sellers’ obligations hereunder, or (iii) related specifically to the Premises or the title thereto. Seller further represents that any/all prior contracts for the sale of the Premises have been mutually cancelled by and between the parties thereto and that the contract deposits have been returned and accepted by the purchaser. Seller represents that the mutual cancellation of terminates the contractual relationship between those parties, as applicable, and that neither party is seeking from the other any remedy or relief resulting from the cancellation of the contract.

                   1.08.        Conditions Precedent: ISRA Compliance.

                   (a)        ISRA Compliance. As a condition precedent to Closing of Title, Seller shall have received from the New Jersey Department of Environmental Protection (“NJDEP”) a letter of non-applicability (“LNA”) indicating that the Industrial Site Recovery Act, N.J.S.A. 13:1k-6 et. seq., (“ISRA”) does not apply to this sale of the Property or if ISRA does apply to this transaction, Seller shall provide proof of ISRA compliance by providing Purchaser with any one of the following (hereinafter referred to as “ISRA Compliance”): (i) a Negative Declaration; (ii) No Further Action Letter; (iii) approved Remedial Action Workplan, (iv) Remedial Action Workplan Deferral; (v) Remediation Agreement; (vi) de minimis quantity exemption; (vii) expedited review approval; (viii) limited site review approval; (ix) area of concern waiver; (x) approval of transfer when remediation is already in progress waiver; (xi) regulated underground storage tank waiver; (xii) minimal environmental concern waiver; or (xiii) Certificate of Limited Conveyance. Seller may implement any engineering controls and/or institutional controls, including but not limited to any well restriction area and/or classification exemption area waivers which will not in anyway impact upon or affect the development of a residential multifamily building in any way.

                   (b)          Seller’s Environmental Representations. Seller represents that there are no underground storage tanks for the storage of chemical or petroleum based heating products located on the Property to be sold. In the event the Property should contain an oil tank which has been abandoned by the Seller, it is seller’s responsibility to have same decommissioned in accordance with New Jersey statute and/or local ordinance. If the Property in question is presently heated by oil fuel from an underground storage tank, Purchaser shall have the right to have an inspection made at its sole cost and expense within fifteen (15) days of the date of execution of this contract to determine whether or not the storage tank is leaking. In the event any hazardous material is leaking or there is evidence of the emission of any hazardous gas or material, the Purchaser or Purchaser’s attorney must notify the Seller immediately upon receipt of the reports of same. Seller will, within seven (7) days, notify the Purchaser, in writing, whether the Seller will, at its own cost and expense, remedy and repair same within 30 days of being notified in writing of the condition or to declare this contract null and void and return all deposit monies to Purchaser. In the event that the Property has an abandoned above-ground oil tank, it shall be Seller’s responsibility to remove the tank prior to closing.

                   (c)         Underground Storage Tank Matter. This contract shall be subject to the Purchaser, through its environmental engineer, reviewing the entire file under NJDEP Case No. 94-07-22-1006 (related to the investigation, removal and remediation of a leaking underground storage tank at the Property) (hereinafter “UST Matter”). Purchaser acknowledges that NJDEP has not yet issued Seller a No Further Action Letter/Covenant Not to Sue (“NFA Letter”) with regard to the UST Matter. As a result of its investigation and inquiry into the UST Matter, Purchaser may, within 60 days of the date of this contract, cancel the contract and receive a full refund of the contract deposit if it is determined that the existing environmental condition of the Property will in anyway impact upon or affect the development of a residential multifamily development, in any way. Seller shall provide or make available for inspection a copy of all documents and reports prepared by, or on behalf of the Seller related to the UST Matter.

                   (d)        Post Closing Environmental. If Purchaser elects to proceed with the purchase of the Property after reviewing the UST Matter, then the following shall apply:

                                       (i)        Seller’s Environmental Work.    Seller shall, post closing, undertake the investigation and remediation of the UST Matter (and any outstanding ISRA compliance issues, if applicable) in accordance with NJDEP Technical Regulations, N.J.A.C. 7:1E et. seq. and provide Purchaser with an unconditional NFA Letter from NJDEP for the UST Matter (and any outstanding ISRA compliance issues, if applicable) as soon as practicable. (Hereinafter, Seller’s Environmental Work.”). Seller may undertake Seller’s Environmental Work, subject to such conditions as NJDEP may approve, including the use of engineering controls, institutional controls, classification exception area waivers, restricted remediation standards and the like, evidencing that the remediation of the UST Matter (and any outstanding ISRA compliance issues, if applicable) have been completed to the satisfaction of the NJDEP, so long as NJDEP does not preclude Purchaser’s use of the Property for residential purposes. Seller shall have final decision-making authority with regard to all investigation and remediation plans submitted by Seller to NJDEP.

Purchaser shall accept all investigation and remediation approvals provided by NJDEP, as long as NJDEP does not preclude the construction of residential units on the Property.

                   (ii)        Access.     After Closing, Purchaser shall permit Seller and Seller’s consultants and representative access to the Property at any reasonable time to undertake Seller’s Environmental Work. Seller or Seller’s agents or representatives shall provide Purchaser with a certificate of insurance.

                   (iii)        Copies of Documents.    Seller shall provide Purchaser with copies of all correspondence, reports, laboratory data and other documents submitted to and received from NJDEP with regard to Seller’s Environmental Work.

                   (iv)        Cooperation.     Seller shall consult with and obtain input from Purchaser with regard to Seller’s Environmental Work prior to submitting proposals to NJDEP. The parties shall work cooperatively so that Seller’s Environmental Work and Purchaser’s redevelopment can proceed forward without one unreasonably impacting the other. Purchaser shall execute any and all documents, as may be reasonably requested by Seller for Seller to undertake its Environmental Work, including permits, licenses and other approvals, and avoid interfering with or impeding the performance of the sampling, monitoring, remediation and the other aspects of Seller’s Environmental Work.

                   (v)        Waiver and Release.    Upon Purchaser’s receipt of an unconditional NFA Letter for the UST Matter (and any outstanding ISRA compliance issues, if applicable), Purchaser shall release Seller and its partners, agents and predecessors in title (collectively “Released Parties”) from, and to waive as against the Released Parties, all claims of liability for or attributed to any environmental condition of the Property, including without limitation any claim or lawsuit under any local, state or federal law, rule, ordinance or regulation relating to environmental contamination or other environmental matters and any consequential, incidental or punitive damages, natural resource damages or for diminution in property value or lost profits.

                   (vi)        Indemnity.     Upon Purchaser’s receipt of an unconditional NFA letter, Purchaser shall indemnify, defend, protect and hold the Released Parties harmless from and against any claims, actions, suits, judgments causes of action, demands, damages, liabilities, costs (including attorneys’ fees), charges or expenses, or the filing of any lien filed or recorded against the Property imposed upon, incurred by or asserted against the Released Parties, directly or indirectly arising from or in any way relating to compliance or non-compliance with environmental laws, the presence of hazardous substances or natural resource damages and any personal injury, wrongful death, or property damage or other damage arising under any statutory or common law or tort law theory arising in connection with the Property.

          (e)        The obligation of the Seller and Purchaser regarding the environmental conditions shall survive closing of title.

                  1.09.        Due Diligence.

    (A)            (a) The parties acknowledge that Purchaser intends to construct a residential multifamily building consisting of 150 residential units (the “Project”). As a condition precedent to Purchaser’s obligation to close title hereunder (the “Governmental Approvals Contingency”), Purchaser shall obtain, on or before December 15, 2007 (the “Governmental Approvals Period”) all Governmental Approvals required for the construction of the Project and the appeal period shall have expired.

    (B) (b) In the event Purchaser is unable to obtain the Governmental Approvals in accordance with this Section, Purchaser’s remedy shall be (a) to serve a Termination Notice or (b) to waive the governmental approvals contingency and proceed to a closing.

    (C) (c) All costs and expenses in connection with the Plans and the Governmental Approvals, including, without limitation, all fees and costs of the Professionals, applications and filing fees, and administrative fees and costs, and including any fees and costs incurred by (collectively, the “Approval Costs”), shall be the sole responsibility of the Purchaser. In the event Purchaser terminates this Agreement, then Purchaser shall deliver to Seller, at no cost or expense, all Plans, applications for development, reports, studies and all other materials prepared for or on behalf of Purchaser relating to the Government Approvals.

    (D) (d) Purchaser shall use all commercially reasonable efforts to make written application for any other Governmental Approvals as soon as practical.

    (E) (e) Upon the Purchaser’s receipt of the Governmental Approvals, the Governmental Approvals Period shall be deemed to have expired and this Governmental Approvals Contingency shall be null and void, and Purchaser shall proceed to Closing in accordance with this Agreement.

    (F) (f) Purchaser may waive this Governmental Approval Contingency at any time by giving Seller written notice to that effect. In the event Purchaser so waives the Governmental Approval Contingency, the parties shall immediately proceed to Closing pursuant to the terms of this Agreement.

    (g)   Seller shall cooperate with, and assist Purchaser in connection with its pursuit of the Governmental Approvals in all respects including, without limitation, executing any and all documents necessary or desirable to permit Purchaser to apply for and pursue the Governmental Approvals.

    (h)   Anything in this Agreement to the contrary notwithstanding, Purchaser shall petition the Governing Body of West New York, New Jersey to rezone the Property to permit development and use of not less than 150 residential dwelling units on the Property.

                   1.10.         Purchaser Representation. Purchaser represents that it has sufficient cash to fulfill its obligations hereunder.

2.	TITLE AND CONDITION OF PREMISES.

                   2.01.         State of Title.    Title to the Premises shall be as the title insurance company authorized to transact business in the State of New Jersey which is selected by Purchaser shall be willing to insure on its standard form and at standard rates, such title to be subject to (i) all standard exclusions, conditions and stipulations set forth in the ALTA 1987 Owner’s Standard Form B policy of title insurance; (ii) those easements, covenants, restrictions, encumbrances and rights-of-way of record affecting the Premises as of the date hereof;(iii) encroachments and all other matters existing as of the date hereof that would be disclosed by a current and accurate survey of the property; (iv) liens for taxes and assessments not yet due and payable; (v) easements for public utilities affecting the Property as of the date hereof; and (vi) any Environmental Access Agreement, including all amendments, declaration of environmental restriction, deed notice, notice of classification exception area (“CEA”), institutional controls or engineering controls, or both (including CEA’s) now of record or as may be amended or added consistent with the ISRA Approvals; and (vii) existing tenancies as set forth on Exhibit “B” (collectively, “Permitted Title Exceptions”). Permitted Title Exceptions shall also be deemed to include: (x) applicable zoning ordinances, (y) liens or encumbrances to be satisfied by Seller at or before Closing, and (z) those matters, if any, which are waived by Purchaser pursuant to this Paragraph 2.01. Nothing in the title shall prevent or prohibit the redevelopment of the Property for the intended housing Project. Seller shall provide a copy of any title policy it may have in its possession for review by the Purchaser as soon as practicable following the full execution of this contract.

                   2.02.         Objections to Title.    Purchaser shall obtain a commitment for title insurance and the requisite searches by no later than June 30, 2007. If Purchaser finds, upon examination of title, any defects which actually render title such that Seller cannot convey title as provided in Section 2.01, then Purchaser shall notify Seller by July 11, 2007. The notice from Purchaser to Seller shall describe each such objection or defect and shall be accompanied by a copy of Purchaser’s commitment for title insurance. Seller shall have thirty (30) days to remove all such objections or defects. In the event that Seller fails or is unable to remove such objection or defects within the said thirty (30) day period then Purchaser may elect to accept such title as Seller is able to convey, or at Purchaser’s sole option, cancel the contract and receive a full refund of the contract deposit and reimbursement for al actual title costs incurred by the Purchaser. At the sole option of Seller, Seller may use any portion of the Purchase Price on the Closing Date to pay or discharge any liens or encumbrances that would otherwise not be Permitted Title Exceptions, provided Seller shall simultaneously deliver to Purchaser at Closing instruments in recordable form and sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing said instruments. As an alternative, Seller may deposit sufficient monies with the Title Company acceptable to and required by it to assure their discharge, but only if the Title Company will insure Purchaser’s title to the Property clear of such matter or insure against their enforcement against title to the Property.

                   2.03.         Assessments.    If at the closing, the Premises or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to due and payable on the date of Closing, shall be deemed to be due and payable by Purchaser and shall not be considered as liens upon the Premises. All unpaid installments shall be paid and discharged by the Purchaser upon the delivery of the deed. Unconfirmed improvements or assessments, if any, shall be paid by the Purchaser.

                   2.04.         Condition of Premises.    The Premises are to be conveyed to and accepted by the Purchaser in their “as is” condition as of the date of Closing. Seller shall have no obligation to repair, maintain or restore any portion or all of the Improvements.

                   2.05.         Acceptance of the Deed.    Except to the extent which may be stated elsewhere in this agreement, if at all, the acceptance of the Deed by the Purchaser shall constitute a waiver by Purchaser of any and all defects, exceptions, and objections which Purchaser may thereafter claim or assert with respect to matters of the title regardless of whether or not either Seller or Purchaser had knowledge of the same. The provisions of this Paragraph 2.05 shall survive Closing.

3.	MISCELLANEOUS PROVISIONS RELATING TO CLOSING.

                   3.01.         Risk of Loss.    Risk of loss by fire or other casualty shall be borne by Seller until closing of title.

                   3.02.         Intentionally Omitted.

                   3.03.         Brokers.    Each party warrants and represents to the other that no broker has been involved in this transaction or shown the Purchaser the Premises or called the Premises to the Purchaser’s attention other than Robert De Ruggiero, Inc., Realtors (the “Broker”). Each party shall indemnify and hold harmless the other against any liability which the other is obligated to discharge to or defend against any undisclosed broker wholly or partly because of the indemnifying party’s relations with such undisclosed broker or his representative, together with all reasonable legal expenses and costs of the other necessitated in connection therewith. Purchaser shall be responsible for the real estate commission payable to the Broker in accordance with an agreement to be entered into between the Purchaser and the Broker.

                   3.04.         Condemnation.    Seller represents that it has no notice of any condemnation or eminent domain proceeding against the Premises. If, on or before closing, any condemning authority notifies Seller of its intention to commence any proceedings whatsoever or if such proceedings are actually commenced then Seller shall immediately notify Purchaser in writing and Purchaser shall have the right to terminate this Agreement upon written notice to Seller, at which time Purchaser shall be entitled to a refund of the entire deposit, with interest, and this Agreement shall become null and void. If Purchaser does not terminate this Agreement, then Seller agrees that it will not negotiate with nor settle any claim for condemnation proceeds and will not incur any expenses which will be payable either by Purchaser or out of the condemnation proceeds. All such matters shall be referred to Purchaser by Seller.

                   3.05.         Service Contracts.    Seller represents that there are no service contracts in force with respect to the Premises which will survive the Closing.

4.	MISCELLANEOUS.

                   4.01.         Notices.    All notices authorized or required herein shall be in writing and shall be considered given when sent by certified mail, return receipt requested, or by a recognized overnight delivery service, return receipt requested, to the other party at their respective address set forth below:

As to Seller: With a Copy to:	JACLYN, Inc.
197 West Spring Valley Avenue
Maywood, New Jersey 07607
Attention: Mr. Robert Chestnov, President

Philip D. Neuer, Esq.
Philip D. Neuer, P.C.
1875 McCarter Highway
Newark, New Jersey 07104

and

As to Purchaser: With a Copy to:	5801 Jefferson Street, LLC Attn: Rolando Cribeiro 224 61st Street West New York, New Jersey 07093 J. Alvaro Alonso, Esq. Alonso & Navarrete, LLC 6121 Kennedy Boulevard North Bergen, NJ 07047

                   4.02.         Consent.    Wherever in this Agreement the consent of either party is required, such consent shall be neither unreasonably withheld nor unduly delayed nor conditioned upon any other act, omission or event.

                   4.03.         Construction.    This Agreement shall be construed in accordance with the laws of the State of New Jersey.

                   4.04.         Complete Agreement.    This Agreement represents the complete understanding between the parties hereto and supersedes all prior negotiations, representations, or agreements, whether written or oral, as to the transaction described herein. This Agreement may be amended only by written instrument signed by both parties.

                   4.05.         Waiver.    No requirement, obligation, remedy or provision of this Agreement shall be deemed to have been waived, unless so waived expressly in writing, and any such waiver of any such provision shall not be considered a waiver of any right to enforce such provision thereafter.

                   4.06.         Binding Effect.    The covenants, agreements and conditions herein contained shall inure to the benefit of and bind the parties hereto and their respective successors, legal representatives, and assigns.

                   4.07.         1031 Exchange.    Either Seller or Purchaser may elect to have the sale of the Property pursuant to this Agreement comprise part of a like-kind exchange under Section 1031 of the Internal Revenue Code. Each party agrees to cooperate with the other, at the expense of the requesting party, in any way reasonably necessary to effectuate or facilitate such like-kind exchange. In connection therewith, Purchaser further consents to the transfer of the Property by Seller to an Exchange Accommodations Titleholder or such similar entity prior to the conveyance of the Property to Purchaser hereunder. Such entity may act as the intermediary for Seller in connection with the transfer of the Property to Purchaser.

                   4.08.         Assignment.    Purchaser shall not assign this Agreement or any rights hereunder without the prior written consent of Seller, said consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser shall have the absolute right to assign its rights under this Agreement at the time of the Closing to a corporation, limited liability company or general or limited partnership in which Purchaser is a majority owner.

                   4.09.         Seller’s Right to Store Records After Closing.    Anything to the contrary elsewhere in this Agreement to the contrary notwithstanding, Purchaser grants to Seller the right, at no cost or expense to Seller, to utilize approximately five thousand (5,000) square feet of space in the area where Seller and its related companies are presently storing records. This right may be terminated upon not less than thirty (30) days advance written notice [as if this were a tenancy from month-to-month commencing on the first day of each month] from Purchaser to Seller in accordance with the above Notice Provisions.

                   4.10.         Purchaser’s Right to Install Banner.    Purchaser’s related entity owns property immediately to the south of the Property. Seller grants to Purchaser the right to install a banner on the south façade of Seller’s building at any time for the purpose of advertising the proposed development of that property. This right is given at no cost or expense to Purchaser, other than the cost of the banner and its installation. If this Agreement is terminated for any reason, then Purchaser shall remove the banner and restore the Property not more than ten (10) days following such termination.

5.	DEFAULTS.

                   5.01         Default by Purchaser.    Seller may terminate this Agreement by notice to Purchaser at any time prior to the Closing Date in the event of a material default by Purchaser under this Agreement [which remains uncured for twenty (20) business days after Seller’s notice to Purchaser thereof, unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such twenty (20) day period, in which case Purchaser shall have such longer period as shall be reasonably necessary to cure such default, so long as Purchaser proceeds promptly to cure such default within such twenty (20) day period and prosecutes such cure to completion with due diligence] or a material breach of any representation or warranty by Purchaser expressly set forth in this Agreement.

                   5.02 Default by Seller.    Purchaser may terminate this Agreement by notice to Seller at any time prior to the Closing Date in the event of a material default by Seller under this Agreement [which remains uncured for twenty (20) business days after Purchaser’s notice to Seller thereof, unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such twenty (20) day period, in which case Seller shall have such longer period as shall be reasonably necessary to cure such default, so long as Seller proceeds promptly to cure such default within such twenty (20) day period and prosecutes such cure to completion with due diligence within sixty days] or a material breach of any representation or warranty by Seller expressly set forth in this Agreement.

                   5.03         Remedies.

    (a)        By Seller. If Seller fulfills its obligations hereunder but Purchaser materially defaults under this Agreement beyond any applicable cure period, or materially breaches any representation or warranty contained herein, Seller shall, at its sole and exclusive remedy hereunder, have the right to terminate this Agreement and receive the Deposit, together with all interest earned thereon, and such payment shall constitute and be liquidated and agreed damages, whereupon the parties hereto shall be relieved of any further liability or obligation to each other, it being expressly understood that the retention of the Deposit shall be the sole and exclusive right and remedy of Seller, and constitutes a fair and reasonable amount for the damage sustained by Seller by reason of Purchaser’s breach of Agreement. Sellers hereby waive and release any right to seek specific performance, or to file and other legal action, against Purchaser.

    (b)        By Purchaser. If Purchaser fulfills its obligations hereunder, but Seller defaults under this Agreement beyond any applicable cure period, or materially breaches any representation or warranty contained herein, Purchaser shall be entitled to seek specific performance as its sole remedy.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

JACLYN, Inc., Seller By: /s/ Robert Chestnov Robert Chestnov, President 5801 Jefferson Street, LLC, Purchaser By: /s/ Rolando Cribeiro Rolando Cribeiro, Managing member

EXHIBIT “A”

DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING

    1.        Bargain and Sale Deed with Covenants against Grantor’s Acts.

    2.        Affidavit of Title.

    3.        Assignment of Landlord Interests in Leases

    4.        FIRPTA Affidavit.

    5.        Such other documents and instruments as Purchaser or its title insurer may reasonably request in order to perfect title in Purchaser consistent with the terms and conditions and otherwise to carry out the purposes of this Agreement.

Exhibit “B” - List of Tenancies

    1.    Stylecrest Fabrics, LTD.
    2.    On the Mark, Inc.
    3.    Pisces Sports, Inc.